Exhibit 18.1

FreightCar America, Inc.

2 North Riverside Plaza, Suite 1300

Chicago, Illinois 60606

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended September 30, 2012, of the facts relating to the change by FreightCar America, Inc. (“the Company”) in the date of its annual goodwill impairment test from January 1 to August 1. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of FreightCar America and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2011. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of FreightCar America, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2011.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois